Exhibit 23.2

[BDO USA, LLP letterhead]

Consent of Independent Registered Public Accounting Firm

Microsemi Corporation

Aliso Viejo, California

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of our report dated December 4, 2014, relating to the consolidated financial statements and schedule of Vitesse Semiconductor Corporation, which is incorporated by reference in that Prospectus.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO USA, LLP

Los Angeles, California

December 16, 2015

BDO USA, LLP, a Delaware limited liability partnership, is the U.S. member of BDO International Limited, a UK company limited by guarantee, and forms part of the international BDO network of independent member firms.

BDO is the brand name for the BDO network and for each of the BDO Member Firms.